Exhibit 99.01

  7000 Cardinal Place

  Dublin, OH 43017

  www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola (614) 757-3690 jim.mazzola@cardinal.com	Investors:	Bob Reflogal (614) 757-7542 bob.reflogal@cardinal.com

CARDINAL HEALTH ANNOUNCES RESOLUTION OF SEC INVESTIGATION;

U.S. ATTORNEY’S OFFICE CLOSES RELATED INQUIRY

DUBLIN, Ohio, July 26, 2007 — Cardinal Health today announced a final settlement with the Securities and Exchange Commission (SEC) that concludes with respect to the company an investigation related to its historical financial reporting and disclosures from 2000 to 2004. In addition, the company said a related inquiry being conducted by the U.S. Attorney’s Office for the Southern District of New York has been closed.

Under the agreement approved by the SEC, Cardinal Health will pay a civil penalty of $35 million, retain an independent consultant to review certain company policies and procedures, and be enjoined from future violations of certain provisions of the federal securities laws. As previously disclosed, the company reserved $35 million relating to the settlement of this matter in the quarters ended June 30, 2005 and Dec. 31, 2005.

The settlement covers matters that were the subject of an internal company investigation and earnings restatement in October 2004, as previously disclosed in Cardinal Health’s fiscal 2004, 2005 and 2006 Form 10-K filings.

Since the investigation began, Cardinal Health has made a number of important changes to its financial reporting and disclosure practices, hired a new chief financial officer, chief accounting officer and controller, and enhanced its Finance staff to support the size and growth of Cardinal Health. The company also created the position of chief ethics and compliance officer, which it filled in 2005.

In a statement issued today, the SEC acknowledged, and said the terms of the settlement reflected, the cooperation provided by Cardinal Health during the course of the investigation.

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Cardinal Health Announces Resolution of SEC Investigation; U.S. Attorney’s Office Closes Related Inquiry

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $80 billion, global company serving the health-care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined® data mining surveillance and the CareFusion™ patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500 and No. 1 in its sector on Fortune’s ranking of Most Admired firms, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.

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